Exhibit (c)(10)

Independent Board Committee – Business Plan Review Final report April 6, 2018

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Disclaimer – Important Information Regarding This Report • This report (“Report”) was prepared by AlixPartners, LLC (“AlixPartners”) exclusively for the benefit and internal use of the Special Committee of the Board of Directors of Perry Ellis International (the “Company”). This Report is confidential and subject to the confidentiality provisions of the agreement between AlixPartners and the Company dated March 16, 2018. No person other than the Company or person who has signed and returned to AlixPartners a Report Access Letter (a “Third Party”) is authorized to have access to this Report This Report and its contents are not to be referred to, excerpted, or quoted, in whole or in part and with or without attribution to AlixPartners, in any prospectus, registration statement, offering circular, public filing, presentation, loan document, or other agreement or document without the express written consent of AlixPartners. In addition, this Report and its contents may not be reproduced or disseminated to any Third Party, or used for any other purpose (other than for the internal use of the Company), at any time or in any manner, without the express prior written consent of AlixPartners (not to be unreasonably withheld or delayed). This Report is incomplete without reference to, and should be viewed solely in conjunction with, the oral briefing provided by AlixPartners which forms part of this Report Recipients of this Report accept that they will make their own investigation, analysis and decision relating to a possible transaction or transactions and/or matter related to such and will not use or rely upon this Report to form the basis of any such decisions AlixPartners expresses no view as to the accuracy, completeness or likelihood of the Company’s business plan, scenarios, projections or forecasts contained in this Report. This Report and the Company business plan, scenarios, projections or forecasts are subject to important risk factors that are identified and discussed throughout this Report. This Report is subject to those risk factors, which must be reviewed and considered by any person reviewing this Report AlixPartners makes no representation or warranty regarding any actions the Company may take in reliance on or in reference to matters presented in this Report. Accordingly, no liability or responsibility whatsoever is accepted by AlixPartners for any loss howsoever arising from any use of, or in connection with, this Report The information in this Report reflects conditions and the views of AlixPartners as of the date of this Report, all of which are subject to change. AlixPartners undertakes no obligation to update or provide any revisions to the Report to reflect events, circumstances or changes that occur after the date this Report was prepared In preparing this Report, AlixPartners has relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources, from the Company, or which was otherwise provided to us. AlixPartners has not audited or verified the data provided by the Company or any other data reviewed in connection with the preparation of this Report. Accordingly, AlixPartners cannot and does not express an opinion on the financial information and does not assume any responsibility for the accuracy or correctness of the projected financial or other data, information and assessments upon which this Report is based This Report may be based, in whole or in part, on projections or forecasts of future events. A forecast, by its nature, is speculative and includes estimates and assumptions which may prove to be wrong. Actual results may, and frequently do, differ from those projected or forecast. Those differences may be material. Items which could impact actual results include, but are not limited to, unforeseen micro or macro economic developments, business or industry events, personnel changes, casualty losses, or the inability of the Company to implement plans or programs • • • • • • • • • This Report is subject to the Disclaimer on page 2 of this Report This Report is strictly confidential and issued on a non-reliance basis as set forth in the Disclaimer 2

Agenda • • • • • • • Executive Summary Approach and Diligence Strategies Business Plans Benchmarking & Bottom-up Other matters Analyses Suggested Further Actions This Report is subject to the Disclaimer on page 2 of this Report This Report is strictly confidential and issued on a non-reliance basis as set forth in the Disclaimer 3

Executive Summary  The founder, George Feldenkreis, in potential concert with his son Oscar (the company CEO) and certain critical financing sources, has expressed his intention to the company Board of Directors to purchase the company and take it private. In order to help evaluate the offer and the Company’s strategic alternatives, AlixPartners was asked, on behalf of the Special Committee of the Board of Directors, made up of the independent directors, to:      Evaluate the Company’s business plans Evaluate the Company’s strategies Provide benchmarking and bottom-up analyses to refine the Company’s projections Assist the Special Committee in the consideration of alternative strategies that could increase enterprise value, taking into account the unique interests of all constituencies and the resources needed and risks associated with such alternatives Assist the Special Committee’s other professionals in obtaining and compiling information that is needed to present the Company, or one or more business units, to prospective purchasers or investors   In order to achieve these objectives, two Managing Directors – Michael Feder and Bryan Eshelman - conducted interviews, reviewed documents, and analyzed data over a two week period.  Based on the interviews, documents and data analyzed, AlixPartners believes the “March 2018 Management Projections” as presented for the fiscal years 2019 – 2021 is within a range that is reasonable and were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management of the future financial performance of the Company. This Report is subject to the Disclaimer on page 2 of this Report This Report is strictly confidential and issued on a non-reliance basis as set forth in the Disclaimer 4

Approach & Diligence  In order to analyze the business plan, AlixPartners did the following:   Attended a company presentation to the potential outside investors (Fortress Capital) Reviewed documentation from the “data room”, including, but not limited to:    The Fiscal Year 2019 Budget The March 2018 Management Projections Fiscal Year 2019 Adjusted Revenue Budget, including “Additional Risk” from potential customers’ insolvency FY 2019 Budgets for Shared Services, Divisional, and other SG&A components “Non-Core Brand Analysis” Key Licensor and Licensee agreements     Assisted in populating the data room with information to address the diligence requests by either the investment bankers or potential investors Held update calls with the Special Committee, the company’s investment banker P.J. Solomon, and the Special Committee’s counsel, Paul Weiss. Benchmarked key operating and financial metrics against AlixPartner’s knowledge base and comparable firm public financials Conducted interviews with key management team members    This Report is subject to the Disclaimer on page 2 of this Report This Report is strictly confidential and issued on a non-reliance basis as set forth in the Disclaimer 5

Approach & Diligence  Interviews of the company management team, including:         Oscar Feldenkreis, President & CEO Jorge Narino, Interim CFO Tricia Thompkins, Interim General Counsel Anthony Campbell, President Nike Swim Division Jack Voith, President Golf Division Melissa Worth, President Perry Ellis Division Luiz Paez, CIO Joseph Boisman, EVP Distribution & Logistics         Brad Arkin, EVP Sourcing Denise Miller, President Rafaella Division Stanley Silverstein, President Intl. & Licensing Phil Rutman, President Direct-to-Consumer Kevin Fitch, Controller David Enright, COO Lystra Nottingham, Director HR Todd Bernstein, President Original Penguin Division  During these interviews, the AlixPartners team referred to existing plans in order to gather qualitative insights into the assumptions and resource needs behind the plans. In general, these interviews each lasted one hour and asked for:    An overview of the part of the business managed by them A review of the qualitative points presented on their page of the stretch “FY 2019 Budget” Any key opportunities or risks to their “March 2018 Management Projections” Any key initiatives they have underway or are planning Any resource requirements they have to achieve their “March 2018 Management Projections” or associated initiatives    This Report is subject to the Disclaimer on page 2 of this Report This Report is strictly confidential and issued on a non-reliance basis as set forth in the Disclaimer 6

Strategies Overall, the company operates like a wholesale apparel company, not like the owner and operator of brands. Particularly in today’s retail environment, successful brand owners focus more on brand equity and end consumer attributes than accounts and floor space. There is no evidence of a strategic plan or strategic planning process. The “Fiscal Year 2019 Budget” is very high level and does not translate sales goals to operational strategies or priorities. The Company is highly wholesale sales motivated and seems to lack a strategic approach to managing brand points / levels of distribution, or to investment in building brands or understanding the brands’ end consumer. All incremental sales seem to be valued equally (both within and across brands), although a high level analysis of eliminating “Non-core Brands” has been done. Key growth opportunities (Retail, particularly e-commerce, and International) are under-resourced given the potential. • • • • - Retail is run separately by a merchant who does think about assortment and inventory, and somewhat about real estate, but not about consumer experience or the role of direct-to-consumer channel to the overall brand strategy E-commerce seems under-resourced and de-prioritized without any senior experienced digital leadership, no omni-channel inventory leverage (although a new loyalty program is multi-channel), no concerted effort to leverage drop shipping for retail customers, and no investment strategy aimed at driving the business. International sales are mainly run from the United States - - This Report is subject to the Disclaimer on page 2 of this Report This Report is strictly confidential and issued on a non-reliance basis as set forth in the Disclaimer 7

Business Plans Below represents certain high level risks and opportunities to the March 2018 Management Projections for the PERY Primary Businesses. The tables on the next two pages detail further risks and opportunities. • The Perry Ellis brand could easily lose relevance due to the lack of brand investment. This would be a large potential problem for the company unless there is another plan. We heard nothing regarding this plan. Investment could be funded by potential savings in other business costs. This could also be true of other Core brands. may choose to not renew the license with PERY at expiration in due to • While this was mentioned, it was somewhat downplayed as not a potential problem due to PERY’s performance, the acquired brand’s “different customer target” and This could be a myopic view, and even more near term if Change of Control triggers a release. The relaunch of the Original Penguin brand is both a risk and opportunity. The Brand President expressed great confidence and yet, full-price sales are not assured. If the optimism is warranted, this could be a sleeper opportunity that could capture significant additional share. • • Brick and Mortar retailer contraction / Chapter 11 continues to be a threat to PERY. The Company has identified four retailers that could impact 2019, only adjusting for Bon-Ton. We feel that these and others present a continuing risk into the later years of the plan. This supports an urgency for development of a stronger brand and direct-to-consumer presence for all of the core brands, striving for a “consumer pull” rather than a “retailer push” business. • The “Other Businesses” to varying degrees share the risks above. These businesses seem to represent businesses with fewer resources and less attention. Still these businesses represent over $400MM in 2021 revenue or 43% of the total. The brands in this category have limited DTC presence and in some cases concentrated customers suggesting greater risk. The current company “Non-Core” restricting plan is not aggressive enough in right sizing the organization for a business that excludes some of these other brands. • Europe, Retail, Licensing and E-commerce however, are strategically important and possible growth opportunities. Even if the brands in Sportswear and Women’s are not considered “core” brands, Europe, Retail, Licensing and E-commerce should certainly be strong growth candidates and high profit areas, which should belong in any on-going business consideration. This Report is subject to the Disclaimer on page 2 of this Report This Report is strictly confidential and issued on a non-reliance basis as set forth in the Disclaimer 8 There is a risk that

Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Omitted portions are indicated in this presentation with redactions. Confidential treatment has been requested with respect to this omitted information.

March 2018 Management Projections ($MM) - Primary Businesses This Report is subject to the Disclaimer on page 2 of this Report This Report is strictly confidential and issued on a non-reliance basis as set forth in the Disclaimer AllxPartners 9 $114.0 Perry Ellis Accessories $54.8 $54.0 ($0.8) Original Penguin $47.5 $39.0 ($8.5) Golf $246.8 $226.6 ($20.2) $103.0 $96.0 ($7.0)

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March 2018 Management Projections ($MM) - Other Businesses This Report is subject to the Disclaimer on page 2 of this Report This Report is strictly confidential and issued on a non-reliance basis as set forth in the Disclaimer AllxPartners 10 RafaelIa $102.9 $86.8 ($16.1) Retail $65.1 $66.9 $1.8 E commerce $24.9 $21.2 ($3.7) Licensing $42.1 $38.5 ($3.6) Europe $120.0 $89.7 ($30.3) Mexico $7.1 $7.1

Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Omitted portions are indicated in this presentation with redactions. Confidential treatment has been requested with respect to this omitted information.

Benchmarks provide directional input to potential opportunities This directional input begins to identify potential alternatives to the current cost structure and a need for more marketing investment. We compared PERY to the average 1st quartile performer ("Leading") and average 4th quartile performer ("Lagging") in the benchmark set.* Stores Payroll % of Store Sales Occupancy% of Store Sales Ecomm sales % of Total Retail Ecomm sales % of DTC sales Total SG&A Revenue I FTE Finance% of Revenue 14% 16% 10% 20% 18% $1.6M 0.6% 0.3% 1.0% 0.2% 4% 2% 2% 3% 20% Retail 21% 0% 0% 33% $0.8M 1.4% 0.7% 3.0% 0.5% 0% 5% 6% 5% • Ecommerce Corporate Overhead L--HR % of Revenue IT % of Revenue Legal % of Revenue Total Marketing % of Sales Merch & Design % of Sales Sourcing % of FOB$ Purchased Distribution % of Sales Back Office Marketing Wholesale Operations ·senchmark companies included wholesale apparel companies with GM% 21% to 47% (PERY 38.3% projected 2019). PERY benchmarks based on FY2019 projected sales & spend, FTE's est. at 2,000 (2,500 as of March 2017 per last 10-K). "Total Retail" includes DTC plus Wholesale Sales@ Keystone This Report is subject to the Disclaimer on page 2 of this Report This Report is strictly confidential and issued on a non-reliance basis as set forth in the Disclaimer AllxPartners 11 Lagging Benchmark Range Leading SG&A Expense SG&A Category

Benchmarking & Bottom-Up Analyses General comments on drivers of SG&A and organizational effectiveness: • Complex organization – difficult organizational structure with blurred lines of authority and responsibility CEO has 19 direct reports, 6 of whom have Perry Ellis brand management responsibilities Operations are siloed, for example: Sourcing offices are given the same product in order to “bid” amongst each other for the business, sometimes dealing with the same factories through two different PERY offices. Communication is not facilitated, no evidence of a “management team” but rather only of separate managers Change in many top roles dependent upon loyalty rather than capability Complex operation – layers of incremental solutions and under-integrated acquisitions 8 Headquarters / showroom / design locations 12 DC’s (including owned & 3PL), two in Florida, none ideally located for e-commerce 7 or 8 overseas Sourcing offices, sourcing through approximately 150 factories in 25 countries - - - - • - - - This Report is subject to the Disclaimer on page 2 of this Report This Report is strictly confidential and issued on a non-reliance basis as set forth in the Disclaimer 12

Other matters The Special Committee also asked AlixPartners for our analysis on four specific questions: 1. Morale of the company? - Company morale seems normal – no large concerns expressed nor over-optimism given the retail climate. - Head of HR did not seem to understand the current morale, nor any impact due to the potential transaction.Similarly, top management seem to view the potential transaction as a “non-event” or only have been told the “positive” (the family re-asserting control) without appreciation or understanding for what might change. 2. Strength of the leaders? The CEO has very good knowledge of the retail landscape in which his products compete, and expressed great relationships with customers. The rest of top leadership seem adequate to their fairly narrowly defined remits, are unknown quantities if given broader responsibilities or authority Current interim executives need to be fully vetted for being suited for ongoing responsibilities at a public company - - but - This Report is subject to the Disclaimer on page 2 of this Report This Report is strictly confidential and issued on a non-reliance basis as set forth in the Disclaimer 13

Other matters (con’t) The Special Committee also asked AlixPartners for our analysis on four specific questions: 3. Assets the company has that can be developed / exploited? - Brands: The owned brands are “real” brands with heritage and potential equity. - Customer Relationships: While many customers are facing challenging conditions, the company has developed strong relationships could be further developed strategically, e.g. collaborative consumer research, product design, inventory planning, fulfillment. - Licenses: are strong licenses that leverage unique design and sourcing abilities within the company. 4. How best to organize to execute again these assets? - - - - Elevate the CEO role from chief salesperson to a true multi-disciplinary leader Create global brand owners with true responsibility for sales and margin in all channels Strengthen the marketing function – both brand equity and digital Seek to better understand the end-consumer to develop apparel that is targeted and differentiated. Hire new senior administrative talent (CFO, CAO) to better manage financial operations and human resource functions. Empower the COO role to integrate and rationalize the product flow operations - - This Report is subject to the Disclaimer on page 2 of this Report This Report is strictly confidential and issued on a non-reliance basis as set forth in the Disclaimer 14

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Suggested Further Actions The following opportunities were identified at a high level during our brief plan assessment, but in AlixPartners’ opinion warrant further evaluation, planning, and potentially implementation: • • Further evaluation of the “Non-Core Brand Analysis” divestiture and restructuring plan Organizational structure, brand ownership vs. shared services, management spans & layers Further evaluation of overall cost structure (see next page) including: • - - - Back office support / shared services Supply Chain network Sourcing Foreign Office structure and U.S. vs. Foreign Office Sourcing headcount and spend • Review and re-negotiation of major indirect procurement spend, including benefits, travel, insurance, components of IT, maintenance & utilities, etc. Concerted planning and evaluation of high potential ROI investments, including • - Increased marketing spend, particularly on owned brand building and consumer research International Expansion Direct-to-Consumer, particularly E-commerce, expansion - - This Report is subject to the Disclaimer on page 2 of this Report This Report is strictly confidential and issued on a non-reliance basis as set forth in the Disclaimer 15

Suggested Further Actions The following more detailed analysis of parts of the company SG&A highlights areas for potential further analysis. The "opportunity" suggested represents the annual run rate savings without considering any one-time "cost to get" or restructuring cost. These costs are normally estimated during a more detailed analysis or "QuickStrike." For example, using high level benchmarks a number of functions seem to have savings opportunities that could be reinvested in the brand marke"Leading" level. Net of potential savings, th suggest the company would have to spend more in SG&A whil • Based on benchmarks, potential savings could be found • Offset by a need to increase spending in Marketing - by to "Average" and to "Leading" even with Getting to "Leading" class in all areas, including Marketing, would yield an overall savings of significantly increased marketing spend. !I!II!I !IP.W!II. . . Distribution includes estimated depreciation of - Distribution includes receiving( which is in COGS) but not inbound freig ht (also in COGS) This Report is subject to the Disclaimer on page 2 of this Report This Report is strictly confidential and issued on a non-reliance basis as set forth in the Disclaimer AllxPartners 16 I All Average$ 12.1 Average w. Leading Marketing $ (5.4) All Leading$ 42.3 Notes: IT includes estimated depreciation of -does not include CAPEX Marketing includes Advertising Sourcing includes both Domestic -& Overseas -

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Appendix    Fiscal Year 2019 Budget and 3-Year Top Line Revenue Plan March 2018 Management Projections March 2018 Management Revenue Projection for Fiscal 2019 with Additional 2019 Risk This Report is subject to the Disclaimer on page 2 of this Report This Report is strictly confidential and issued on a non-reliance basis as set forth in the Disclaimer 17

Fiscal Year 2019 Budget and 3-Year Top Line Revenue Plan ••• I Perry Ellis International CAGR: 7.3% S9L5 S218.1 $865 $61..0 S223 $30.6 so.o S91.2 $229.1 $100. 6 555.8 5235 S363 so.o STil.A S982 52445 5U4.1 S57.0 525.8 $46.0 513.9 5845.8 5108.5 5268.2 5134.7 55.1 527.1 S5 6 6 523.8 $938.8 $1,071 $S1S $20..2 $84.7 520. 9 520.3 587.0 511..4 S118.6 S20.9 5945 511.9 51273 5215 5103.1 512.4 $137.0 SL5 S1..7 S22 $25 Tohl Company $9153 $1.078.3 $&72.5 $891. 7 . Total-valutNJ nmilion:J; I. R«all. 9 . FY'2019 prtJjtPc:tial rppreintPrlallrlretch plan which 111 higher than afticial budget S87lW 3 This Report is subject to the Disclaimer on page 2 of this Report This Report is strictly confidential and issued on a non-reliance basis as set forth in the Disclaimer AllxPartners 18

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March 2018 Management Projections PERRY ELLlS J NTER NAT IO NA L FY'2019 ADJUSTED INCOME STATEMENT $874,853 330,285 $873,267 333,832 38 171,835 33,088 12.8,903 66,528 62.375 7.1" 14,496 6,758 41,12.1 10,286 30,834 $2.00 $892,328 340,961 38.21' 173,914 34,122 132.918 66,858 66,059 7.4" 14,450 5,342 46,268 11,575 34,693 $2.26 $935,378 352,035 Total Revenue Gross Margin $861,086 320,160 GP" Direct SG&A Distr bution 0perattn11ncome before Allocadons Shared SUliees EBITDA "of Revenue Depredation & Amortization Interest Expenses Pretax Income Income Taxes Net Income EPS 37.2" 171,955 32,631 115,634 58,191 57,174 6.6" 14,542 7,395 35,236 4,149 31,088 $2.04 37.8" 175,266 32,812 122,122 62,901 59.22.1 6.8" 14,2n 7,148 37,801 5,078 32,723 $2.13 37.6" 178,945 34,830 133;253 68,196 70.057 7.5" 15,450 6,220 48,388 U,105 36,.283 $2.36 This Report is subject to the Disclaimer on page 2 of this Report This Report is strictly confidential and issued on a non-reliance basis as set forth in the Disclaimer 'S 19 FY'Z021 Pro ectlon FY'ZOZO Pro ectlon FY'2019 Bud et v3 FY'2018 Actuals FY'2017 Actuals

March 2018 Management Revenue Projections for 2019 and Additional Risks PERRYELLI S INTERNATIONAL FY'2019 Adjusted Revenue Budget givebacks) excl.Bon-Ton $212,685,238 $111,261,597 $51,653,720 $35,640,338 $1,881,741 $1,404,378 $810,000 $0 $652,860 $1,778,620 $11,355,900 $358,483 $0 $0 $0 $0 $0 $210,803,497 $109,857,219 $50,843,720 $35,640,338 $6,000,000 $365,025 $0 $0 $335,300 $11,674,950 $22,200,000 $231,526 $0 $0 $0 $0 $0 $7,231J86 $1,158,000 $655,000 $325,000 $2,305,054 $977,944 $0 $0 $940,117 $0 $5,150,000 $0 $0 $0 $0 $0 $0 $195,266,657 $107,356,250 $50,188,720 $35,315,338 Golf Division Perry Ellis Menswear Perry Ellis Accessories Original Penguin Nike $84,774,733 $73,968,622 $86,849,755 $19,569,455 $8,281,837 $6,423,029 $87,578,274 $36,700,000 $76,321,923 $84,121,873 $72,190,002 $75,493,855 $19,210,972 $8,281,837 $6,423,029 $87,578,274 $36,500,000 $76,321,923 $602,000 $2,622,433 $4,825,000 $0 $0 $0 $0 $0 $0 $82,244,456 $57,892,619 $43,318,855 $18,979,446 $8,281,837 $6,423,029 $87,578,274 $36,500,000 $76,321,923 MiamiSportswear RafaelIa Fashion Swim Laundry & PEONY Mexico Division Direct-to-Consumer (US) Licensing Total UK (incl. DTC) Total PEl $891,708,520 $18,241,982 $873,266,539 $40,806,801 $17,419,219 $9,373,115 $805,667,404 * Gross sales: Belk,Steinmart & Stage This Report is subject to the Discia imer on page 2 of this Report This Report is strictly confidential and issued on a non-reliance basis as set forth in the Disclaimer AI"IXPartners 20 Stage Steinmart Belk Bon-Ton (net of FY'2019 Budget FY'2019 Budget excl. AdditionalRisk FY'2019 Revised Budget AdditionalRisk